Exhibit 99.1
EDITORIAL CONTACT:

Michele Drake
+1 408 345 8396
michele_drake@agilent.com

INVESTOR CONTACT:

Alicia Rodriguez
+1 408 345 8948
alicia_rodriguez@agilent.com

Daniel K. Podolsky, M.D., of University of Texas Southwestern Medical Center, to Join Agilent Technologies Board of Directors

SANTA CLARA, Calif., March 18, 2015 - Agilent Technologies Inc. (NYSE: A) today announced that Daniel K. Podolsky, M.D., president of the University of Texas Southwestern Medical Center, has been appointed to the company’s board of directors, effective in July. Dr. Podolsky’s appointment increases Agilent’s board to 10 members.

“We are very pleased to welcome Dr. Podolsky to the Agilent board of directors,” said James G. Cullen, Agilent chairman. “He is an excellent addition at an important time in the company’s growth. Dr. Podolsky has a depth of knowledge from his many years as a leader in the medical field, as well as a practical business sense as president of a top medical center. His insights into health care delivery issues are particularly relevant as Agilent continues its growth in the life science solutions and diagnostics markets.”

UT Southwestern Medical Center in Dallas is a leading academic medical center, patient care provider and research institution. Dr. Podolsky has served as its president since 2008.

He was previously chief academic officer and faculty dean, Academic Programs, for Partners Health System, Inc., a Boston-based nonprofit health care system committed to patient care, research, teaching and service. He also served concurrently as the Mallinckrodt Professor of Medicine at Harvard Medical School and the Chief of Gastroenterology at Massachusetts General Hospital.

“I am honored to be joining the Agilent board of directors,” Dr. Podolsky said. “The company has long been known for the quality of its products and people, and is now at a pivotal point in leveraging its experience into new and growing medical-related markets. I look forward to supporting its growth and success.”

Dr. Podolsky holds the Philip O’Bryan Montgomery, Jr., M.D., Distinguished Presidential Chair in Academic Administration, and the Doris and Bryan Wildenthal Distinguished Chair in Medical Science at the University of Texas Southwestern Medical Center. He is a member of the Institute of Medicine of the U.S. National Academy of Sciences; the board of the Southwestern Medical Foundation; and the Scientific Advisory Board of Antibe Therapeutics, Inc., a company focused on the treatment of diseases characterized by inflammation, pain and/or vascular dysfunction. Dr. Podolsky is also a member of the National Academies of Sciences Board on Army Science and Technology, and he serves on the board of directors of the pharmaceutical company GlaxoSmithKline.

About Agilent Technologies

Agilent Technologies Inc. (NYSE: A), a global leader in life sciences, diagnostics and applied chemical markets, is the premier laboratory partner for a better world. Agilent works with customers in more than 100 countries, providing instruments, software, services and consumables for the entire laboratory workflow. Agilent generated revenues of $4.0 billion in fiscal 2014. The company employs about 12,000 people worldwide. Information about Agilent is available at www.agilent.com.

2